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The Board of Directors of
United Investors Life Insurance Company
and the Contract Owners of the United
Investors Life Variable Account




We consent to the use of our report dated January 31, 1997, relating to the balance sheets of United Investors Life Insurance Company as of December 31, 1996 and 1995 and the related statements of operations, shareholder's equity, and cash flow for each of the years in the three-year period ended December 31, 1996, and also to the use of our report dated March 12, 1997, relating to the balance sheet of United Investors Life Variable Account as of December 31, 1996, and the related statements of operations and changes in net assets for each of the years in the three-year period ended
December 31, 1996, as contained in Post-Effective Amendment No. 11 to Form S-6 for United Investors Life Variable Account. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



                                        KPMG PEAT MARWICK LLP





Birmingham, Alabama
March 28, 1997